Exhibit 4.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS AND ASTERISKS BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Form Digital Product Cooperation Agreement

Agreement No.: YC−SJDS−2024−01−16

Party A: Beijing Yicheng Tianxia Technology Co., Ltd.
Legal Representative: Zhang Xiangjun
Business Address: Building 1, No. 10 West Third Ring Middle Road, Haidian District, Beijing
Contact: Liu Lijun
Telephone: 18618186111
Email: ljliu@139.com

Party B: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.
Legal Representative: Xu Jin
Registered Address: No. 88, Lane 1283, Jinhui Road, China (Shanghai) Pilot Free Trade Zone
Contact: Li Yan
Telephone: 13482850935
Email: service@ectv.cloud

Whereas:

Party B, as a company with complete qualifications, possesses mature channels for digital products and a proprietary service platform. The Parties hereby enter into the following agreements through negotiation on matters related to the provision of technical services by Party B to Party A utilizing Party B’s digital product channels and service platform.

I. Terms and Definitions

Digital Product specifically refers to digital products or services that can be used after downloading, online, or through other means, and are tradable with virtual or real currency. This includes, but is not limited to, digital products or services provided in news, books, magazines, music, videos, TV programs, search engines, online applications, digital goods, and online games.

II. Commitments and Guarantees

2.1 Party B guarantees that it possesses all qualifications necessary for transactions under this Agreement, is entitled to conduct such transactions, and that such conduct does not violate the laws, regulations, or other binding legal documents of the People’s Republic of China.

2.2 Party A guarantees that it possesses all qualifications necessary for transactions under this Agreement, is entitled to conduct such transactions, and that such conduct does not violate the laws, regulations, or other binding legal documents of the People’s Republic of China.

2.3 Both Parties warrant that their authorized representatives have been fully empowered to execute this Agreement. The execution and performance of this Agreement comply with applicable laws and their respective articles of association and require no third-party approval or filing.

III. Method of Cooperation

3.1 Based on its needs, Party A may submit written direct charging interface or card password orders to Party B. Upon acceptance of such orders, Party B shall deliver the digital product charging services specified in the orders to Party A in accordance with the agreed time and method.

3.2 Party B shall provide Party A with direct charging interfaces or card password services for digital products and assist Party A in connecting to Party B’s system to ensure normal data transmission for online supply services.

3.3 Party B shall provide electronic data and information related to the digital products under the relevant orders to Party A through the following mutually agreed methods:

3.3.1 Platform Direct Charging: Party B shall provide technical commissioning for the API interface of its platform to achieve platform integration between the Parties. Party B shall grant Party A access to its platform management system and configure the required digital products to enable direct online charging.

3.3.2 Platform Interface Card Extraction: Party A shall independently extract electronic data and passwords for relevant digital products through the platform’s API interface.

3.3.3 Email Transmission: Party B shall send a dual-encrypted email containing the digital product’s electronic data to Party A’s designated email address (ljliu@139.com) and a password SMS to Party A’s designated mobile number (18618186111), in accordance with the written card password order requirements.

3.4 If Party A needs to change the email address or phone number for receiving information under this Agreement, it shall notify Party B in writing at least 15 working days in advance. Failure to provide timely notice shall render Party A liable for all resulting losses.

IV. Settlement and Payment

4.1 The Parties shall settle payments based on the standard face value and settlement ratio specified in the Quotation (Annex I). The attached Quotation is for reference only. Subsequent product changes or additions shall be governed by the latest information confirmed in writing by both Parties.

4.2 Taxes: The total amount under this Agreement includes all costs and taxes payable by Party A for Party B’s performance of this Agreement. Unless otherwise agreed, Party A shall not be required to pay any additional remuneration, costs, or taxes to Party B or third parties for the purchase of digital products.

4.3 Payment Method: Payment Upon Receipt. Party B shall issue and deliver a special VAT invoice compliant with Chinese regulations to Party A within [10] working days after delivering the products and obtaining Party A’s acceptance. The invoice shall specify “Information Service Fee” and “Information Technology Service Fee” with a tax rate of 6%. Party A shall pay the relevant amount to Party B via [bank transfer] within [15] days of accepting the digital products and the special VAT invoice.

4.4 Deductions: If the digital products have quality defects or other issues, Party B shall assist Party A in resolving such defects within [1] working day. If users request refunds or compensation, Party A may deduct such amounts from any installment of the settlement payment.

4.5 Invoice Issuance

4.5.1 Party B shall issue a special VAT invoice to Party A in compliance with applicable laws and regulations, corresponding to the relevant payment amount. Party B shall deliver the invoice to Party A within [15] working days after issuance, either by designated personnel, registered mail, or express delivery. The date of receipt shall be determined by Party A’s signed acknowledgment.

4.5.2 If the special VAT invoice provided by Party B violates the terms of this Agreement or relevant laws and regulations, or fails to pass tax authority certification, Party A reserves the right to reject or return the invoice. Party B shall promptly replace any non-compliant invoice.

4.6 Financial Information of the Parties

4.6.1 Party B’s Designated Receiving Account:

Account Name: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Bank: [***]

Account Number: [***]

4.6.2 Party A’s Designated Payment Account:

Account Name: Beijing Yicheng Tianxia Technology Co., Ltd.

Bank: [***]

Account Number: [***]

4.6.3 Party A’s Special VAT Invoice Information:

Company Full Name: Beijing Yicheng Tianxia Technology Co., Ltd.

Taxpayer ID: [***]

Registered Address: Building 1, No. 10 West Third Ring Middle Road, Haidian District, Beijing

Bank: [***]

Account Number: [***]

Contact Phone: 87701897

V. After-Sales Warranty

5.1 Party B shall be responsible for issues related to the digital products, including but not limited to unavailability or expiration. The after-sales warranty period is one year unless otherwise agreed.

5.2 During the after-sales period, if the digital products provided by Party B are unavailable, Party B’s business contact shall take active measures within [1] working day of receiving Party A’s notice. The Parties shall resolve issues through negotiation based on inspection results. If the issue is attributable to Party B, Party B shall compensate with replacement cards or refunds. If attributable to Party A, Party B shall assist in contacting upstream providers to verify the card status.

5.3 The Parties agree that if users or third parties claim compensation against Party A due to product quality, defects, or after-sales service issues related to Party B’s products, such compensation shall be borne by Party B. Party A reserves the right to claim additional losses incurred.

VI. Confidentiality

6.1 Confidential Information refers to non-public business secrets (including financial information), technical secrets, proprietary know-how, or other confidential materials obtained or jointly created by either Party (the “Receiving Party”) during the performance of this Agreement, regardless of form or medium, and whether marked as confidential.

6.2 During the term and for three years after termination, neither Party shall disclose Confidential Information to any third party.

6.3 Each Party shall protect Confidential Information with the same degree of care as its own confidential information and use it solely for purposes related to this Agreement.

6.4 Confidential Information shall be disclosed only to employees or agents directly involved in the Agreement. Such personnel shall be bound by confidentiality obligations, and the Parties shall maintain verifiable records of such obligations.

6.5 Upon request, the Receiving Party shall return or destroy all Confidential Information in accordance with the Disclosing Party’s instructions.

6.6 The above obligations do not apply to:

(A) Information lawfully owned by the Receiving Party prior to disclosure;

(B) Information publicly available at the time of disclosure;

(C) Information obtained from a third party without confidentiality obligations;

(D) Information independently developed by the Receiving Party without using the Disclosing Party’s Confidential Information;

(E) Information disclosed under legal or administrative requirements, provided the Receiving Party promptly notifies the Disclosing Party.

6.7 The Parties shall maintain confidentiality regarding the Agreement’s contents.

6.8 All communications related to this Agreement shall be retained and not used for purposes detrimental to either Party. Neither Party shall defame the other or make public statements harmful to the other’s interests.

VII. Term of Cooperation

This Agreement shall become effective upon execution by the legal representatives or authorized agents of both Parties and remain valid until December 31, 2024.

VIII. Liability for Breach, Governing Law, and Dispute Resolution

8.1 If Party B fails to perform any time-bound obligations, it shall pay Party A a daily penalty of [1]% of the order amount. If the breach exceeds [10] days, Party A may terminate this Agreement, and Party B shall pay a penalty of [10]% of the total Agreement amount.

8.2 Party B shall not assign its rights or obligations under this Agreement without Party A’s written consent. Unauthorized assignment shall render all proceeds payable to Party A, and Party A may terminate the Agreement.

8.3 If Party B breaches other obligations and fails to remedy the breach within 10 days of Party A’s notice, Party A may terminate the Agreement.

8.4 Party A may deduct any penalties or compensation payable by Party B from outstanding payments.

8.5 If penalties paid by Party B are insufficient to cover Party A’s losses, Party B shall compensate for the shortfall. Losses include direct economic losses, consequential damages, legal fees, arbitration costs, and fines.

8.6 If the Agreement is terminated due to Party B’s breach, Party B shall refund all payments received within [5] days of termination notice.

8.7 This Agreement shall be governed by the laws of the People’s Republic of China.

8.8 Any disputes shall be resolved through friendly negotiation. If unresolved, disputes shall be submitted to the People’s Court in Party A’s jurisdiction.

IX. Miscellaneous

9.1 Failure to exercise a right under this Agreement shall not constitute a waiver of such right.

9.2 If any provision is invalid or unenforceable, the remaining provisions shall remain effective.

9.3 Written annexes form an integral part of this Agreement. Changes to annexes require written confirmation.

9.4 Amendments to this Agreement must be in writing and signed by authorized representatives.

9.5 Contact details, addresses, and account information specified in this Agreement shall prevail. Changes require 3 working days’ prior written notice.

9.6 This Agreement is executed in five copies, with three copies for Party A and two for Party B, all equally valid.

9.7 Force Majeure: If either Party is unable to perform due to force majeure (e.g., natural disasters, war, pandemics, legal changes), it shall notify the other Party within [10] days and provide proof. Performance obligations shall be suspended, and the Agreement may be terminated if the event persists for [10] days.

(Remainder of page intentionally left blank)

Party A: Beijing Yicheng Tianxia Technology Co., Ltd.

(Signature and Seal)

Date: January 22, 2024

Party B: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

(Signature and Seal)

Date: [●], 2024

Annex I: Quotation

(This Quotation is for reference as of January 1, 2024. Subsequent product changes or additions shall be subject to the latest written confirmation by both Parties.)

Name (Specification)	Face Value	Access Mode	Settlement Ratio	Settlement Unit Price (RMB)

Annex II:

Integrity Commitment

To: Beijing Yicheng Tianxia Technology Co., Ltd.

In order to fully embody the principles of law observance and honesty, prevent unfair competition and violations of disciplines and laws, and guarantee your and our legitimate rights and interests in business dealings, we solemnly make the following commitment to integrity.

I. We agree that the Integrity Commitment, as an annex to Digital Product Cooperation Agreement (Agreement No. of Party A: , hereinafter referred to as the “Relevant Project Contract”), is binding on us.

II. Basic commitments

1.	We shall strictly abide by national laws and regulations and stipulations on honest working.

2.	We shall follow the principles of law observance and honesty when participating all your procurement (cooperation) activities, without vitiating the country’s or your legitimate rights and interests.

3.	We keep on education of honest working for staff members and enhance their sense of honesty and self-discipline.

4.	We or our staff shall not present cash, negotiable securities, payment vouchers or valuable gifts to you or your staff or their relatives.

5.	We or our staff shall not obtain the confidential information related to your procurement (cooperation) activities in violation of regulations, or conspired with you or your staff in bid-rigging or other illegal manipulation of procurement (cooperation) activities.

6.	We or our staff shall not, for any reason, purchase or provide communication tools, vehicles or high-grade office supplies for you or your staff or their relatives; or for any reason, provide you or your staff or their relatives with vacations, trips, activities in entertainment places or relevant reimbursement, payment of expenses that shall be paid by you or your staff or their relatives.

7.	We are not allowed to arrange work for the relatives of your staff.

8.	We and our staff shall not commit other illegal acts that hinder normal transactions.

III. Supervision

1.	We consciously accept supervision.

2.	If we find any violation of the laws or disciplines of your staff, we will report to your supervision department.

3.	Your supervision department has the right to supervise the procurement (cooperation) activities, and the right to stop and require the correction of violations of this Integrity Commitment.

4.	If we or our staff violate the provisions of this Integrity Commitment, you have the right to take one or more of the following measures:

(1)	We shall, pay liquidated damages, which amounts to 5% of total contract amount of the relevant project, to you; you have the right to deduct the liquidated damages from any sum of money not paid to us.

(2)	You have the right to terminate the contract signed with us and still being performed (including but not limited to “Relevant Project Contract”).

(3)	You have the right to cancel our qualification as a supplier in the future, depending on the seriousness of our breach of contract.

IV. Effectiveness

1.	This Integrity Commitment will not be terminated due to the expiration of the Relevant Project Contract. You can exercise the rights of this Integrity Commitment at any time you find any of the above violations exists.

2.	This Integrity Commitment is sealed by us and effective from the date you receive.

Guarantor: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

(Seal)

Date: [●], 2024